Exhibit 99.1

Important Notice to Directors and Executive Officers of

Keurig Green Mountain, Inc.

Concerning Sarbanes-Oxley Act Insider Trading Restrictions

February 4, 2016

This notice is being sent to you because you are a director or executive officer of Keurig Green Mountain, Inc. (“Keurig”).

As you are aware, on December 6, 2015, Keurig entered into an Agreement and Plan of Merger (the “Merger Agreement”) by and among Acorn Holdings B.V. (“Parent”), Maple Holdings Acquisition Corp. (“Acquisition Sub”) and JAB Holdings B.V. (only for purposes of certain sections of the Merger Agreement) (“JAB”).  Pursuant to the Merger Agreement, Acquisition Sub will merge with and into Keurig, with Keurig surviving such merger as a wholly owned subsidiary of Parent.  As a result of the merger, each share of Keurig common stock will be cancelled in exchange for a cash amount equal to $92.00, without interest, and the Keurig company stock fund in the Keurig Green Mountain, Inc. 401(k) and Profit Sharing Plan (the “Plan”) will be liquidated and automatically reinvested in a default investment fund as determined by Keurig.

In connection with the transaction, participants and beneficiaries in the Plan temporarily will be unable to direct the investment of their account balances in the Keurig company stock fund available under the Plan.  Moreover, Plan participants and beneficiaries with all or a portion of their account balances invested in the Keurig company stock fund will be temporarily unable to receive a loan or distribution of that portion of their account balances.

This short-term period during which Plan participants and beneficiaries will be unable to exercise these rights with respect to Keurig common stock will qualify as a “blackout period” under the Sarbanes-Oxley Act, and therefore will require us also to prohibit the directors and executive officers of Keurig from trading in common stock and other equity securities of Keurig during this period.

The blackout period is expected to apply to Keurig common stock during the period as of the market close on February 23, 2016, and is expected to end during the week of March 6, 2016.  During this period, you can determine whether the blackout period has started or ended by calling Michael J. Degnan at (781) 418-3120.  Additionally, for a period of two years thereafter, security holders of the Company and other interested persons can obtain, without charge, the actual beginning and ending dates of the blackout period by sending a written request to Keurig Green Mountain, Inc., Attn: Corporate Secretary, 33 Coffee Lane, Waterbury, VT 05676.

During the blackout period you will not be permitted to purchase, sell or otherwise acquire or transfer, directly or indirectly, any shares of Keurig common stock or any other equity securities of Keurig to the extent those shares or equity securities are, or were, acquired in connection with your service or employment as a director or executive officer of Keurig (with certain narrow exceptions).  For example, you may be prohibited from:

•                  transferring your own Plan account into or out of Keurig common stock,

•                  buying or selling shares of Keurig common stock on the open market, and

•                  exercising Keurig stock options.

In addition, you are subject to company policies on “Short Swing” profit recovery under Section 16 and insider trading as set forth in Company policies.

If you engage in a transaction that violates these rules, you may be required to disgorge any profits realized from such transaction and you will be subject to civil and criminal penalties.  Accordingly, we strongly urge you to refrain from, directly or indirectly, engaging in such transactions during the blackout period.

If you have any questions concerning this notice or whether certain transactions are subject to this prohibition, you should contact Michael J. Degnan by mail at Keurig Green Mountain, Inc., 53 South Avenue, Burlington, Massachusetts 01803 or by phone at (781) 418-3120.